Exhibit 10.6

Summary of Negevtech Lease Agreement

The following is a summery of the main terms of a LEASE AGREEMENT dated February 22, 2000 (as amended on August 1, 2000 and on June 26, 2006) by and between DURBAN INVESTMENTS LTD. (also referred in this summary as Durban) and NEGEVTECH LTD. (also referred in this summary as Negevtech).

—	Description of Leased Premises: a total space of approximately 3,300 square meters of office and industrial space located in Section 116, Block 3688, in T.M.R Industrial Park, Rehovot, Israel.

—	Term of Lease: Initial term: five years commencing February 22, 2000. Extended on June 26, 2006 until November 30, 2008.

—	Use of Premises: The purpose of the lease is for a high-tech company in its developing of electronic products. Negevtech shall use the premises solely for that purpose, and for no other purposes. A use other than that would be considered a fundamental breach of the agreement, which would grant Durban certain remedies according to the agreement including the cancellation of the agreement. In addition, Negevtech will be liable for any damages arising from any deviating usage.

—	Vacation of Premises: Negevtech shall vacate and return possession of the premises to Durban upon termination of the agreement, after removing any and all property, and interior decorations, furnishings and other facilities installed by Negevtech in the premises. Negevtech shall restore the premises to their original condition, expect to the extent deterioration is the result of normal wear and tear.

—	The provisions of the Israeli Landlord and Tenant Law [Combined Version] 5732-1972 will not apply on the agreement and or the lease of the premises to Negveech and Negevtech is not a statutory tenant, and waives in advance, any right as a statutory tenant with respect to the premises it may have or will have pursuant to a future amendment of the Landlord and Tenant law. Negevtech warrants that it did not pay any Key Money or any other amount of money that might be considered as Key Money and that he shall not be entitled for Key Money or any other amount upon clearing of the premises.

—	Liabilities and Insurance: Negevtech shall be the sole and only liable for any loss and/or damage that will be caused to the premises, or to its content or to any equipment or any person or enterprise including its employees, that will result from conducting the Negevtech’s business in the premises and/or from the use by Negevtech of the premises it and/or from any negligent action. Negevtech undertakes to compensate Durban for any damage or for any amount that will be paid by it as a result of damage as mention above. Negevtech is obligated to notify Durban of any prosecution or claim filed against it resulting from such damages, within seven (7) days from being aware of such prosecution or claim.

—	Negvtech further undertakes to compensate Durban for any direct damage or expenses as a result of a criminal or civil lawsuit flied against Durban including for costs and expenses arising form defense against such lawsuit, provided however that such lawsuit results of breach of the agreement.

—	Without limitation of Negevtech’s liabilities according to the agreement, Negevtech hereby undertakes to have and maintain insurance on its account for the entire lease term, through a licensed and well-known insurance company.

—	Management Agreement: Since a management company manages the premises, Negevtech signed an agreement with the managing company to maintain such agreement through the entire rental term.

—	Rent Amount and management fee: The rent and management fee are paid on a quarterly basis on the 1st day of every quarter. The rent rate is varies for different parts of the premises. For Q1 of 2008 Negevtech paid NIS 476,427 as rent and NIS 113,944 as management fee. Negevtech does not have the right to setoff any payment from the rent, as well as no lien right on the premises.

—	Other Expenses: In addition to the rent amount, Negevtech is obligated to pay the following expenses:

(1)	expenses for water, phone, electricity and gas as used by Negevtech.

(2)	amounts corresponding to the national consumption tax and the local consumption tax assessed in connection with the rent and other expenses.

—	Securities and terms of substantiation: In order to secure Negevtech’s obligations according to the agreement, Negevtech deposited upon the signing the agreement an independent, index-linked bank guarantee in a principal amount of NIS 526,620, equivalent to 6 months of rent, including management fee and VAT.

—	Durban is entitled to exercise the bank guarantee in the event that Negevtech fails to make any payment of the rent or the management fee, or for reducing Durban damages. In addition, Durban may collect from the guarantee linkage differentials, interest, legal expenses and any other expenses without having to prove damages.